Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement and Post-Effective Amendment on Form S-8 (“Registration Statement”) of Citigroup Inc. of our reports dated February 25, 2005, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the Annual Report on Form 10-K of Citigroup Inc. for the year ended December 31, 2004. Our report refers to changes, in 2003, in Citigroup’s methods of accounting for variable interest entities and stock-based compensation, and, in 2002, in Citigroup’s methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets.

/s/ KPMG LLP

New York, New York

May 2, 2005